Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No 002-61760 on Form N-1A of our reports dated December 10, 2025, relating to the financial statements and financial highlights of Fidelity Stock Selector Small Cap Fund, appearing on Form N-CSR of Fidelity Capital Trust for the year ended October 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 19, 2025